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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               -------------------


                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


          Date of Report (Date of earliest event reported): APRIL 16, 2001


                         FRONTIER INSURANCE GROUP, INC.
               (Exact name of registrant as specified in charter)


DELAWARE                                 1-10584                         14-1681606
(State or other jurisdiction             (Commission                     (IRS Employer
  of incorporation)                      File Number)                    Identification No.)


195 LAKE LOUISE MARIE ROAD, ROCK HILL, NEW YORK                         12775-8000
  (Address of principal executive Offices)                              (Zip Code)


       Registrant's telephone number, including area code: (845) 796-2100


                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)


                                Page 1 of 3 Pages



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ITEM 5. OTHER EVENTS

Frontier Insurance Group, Inc. (the "Registrant") will be unable to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2000 by its due date (extended) of today, as originally anticipated. Although the audit of its financial statements for the year then ended has been completed, certain recent developments have created the need for revised and additional disclosures in the filing. These developments include:


          On March 13, 2001, the Registrant announced an agreement with the State of New York Department of Insurance that its largest operating subsidiary, Frontier Insurance Company will not write any new or renewal business (During the year ended December 31, 2000, United Capitol Insurance Company, and Western Indemnity Insurance Company, other operating subsidiaries, had previously ceased writing new and renewal business).

          On March 15, 2001, the Registrant received notification with respect to its bank debt, that repayment of all amounts previously borrowed was being accelerated, The Registrant is currently in discussion with its lenders regarding a resolution of this issue,

These developments have led to a decision to discontinue ongoing operations, and the Registrant is now effectively operating its property and casualty insurance business as a run-off company.

The Registrant is in the process of finalizing the required disclosures regarding these subsequent events that will be included in the Form 10-K. It hopes to have the revisions completed and its Form 10-K filed by April 27, 2001. For the year ended December 31, 2000, the Registrant expects to report an audited net loss after tax of approximately $297 million, and a total deficit in equity of approximately $156 million.



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         SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  FRONTIER INSURANCE GROUP, INC.
                                  (Registrant)



                                  By:   /s/ Oscar Guerrero
                                        ----------------------------------------
                                         Oscar Guerrero
                                         Vice President - Controller
                                         (Principal Accounting Officer and
                                         Duly Authorized Officer)

         Dated: April 16, 2001


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